Exhibit 10.27
LOAN AND SECURITY AGREEMENT
          THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of the Effective Date between SILICON VALLEY BANK, a California corporation (“Bank”), and CARDIOVASCULAR SYSTEMS, INC., a Minnesota corporation (“Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:
          1 ACCOUNTING AND OTHER TERMS
          Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.
          2 LOAN AND TERMS OF PAYMENT
          2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.
          2.1.1 Revolving Advances.
               (a) Availability. Subject to the terms and conditions of this Agreement and to deduction of Reserves, Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed hereunder may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.
               (b) Streamline Period. Borrower may, at its option, elect not to have any Advances outstanding during specified periods of time (each, a “Streamline Period”). At least 30 days prior to requesting that a Streamline Period be put into effect, Borrower shall (i) give Bank written notice thereof, specifying the date the Streamline Period is to begin and (ii) pay to Bank, by wire transfer, an amount sufficient to repay in full all outstanding Advances, all accrued interest thereon, and all other outstanding monetary Obligations with respect to the Revolving Line. A Streamline Period may not be put into effect if there are outstanding Obligations in connection with Cash Management Services in excess of One Million Dollars ($1,000,000). During a Streamline Period, Borrower will not be permitted to incur Obligations in connection with Cash Management Services in an amount more than One Million Dollars ($1,000,000) in the aggregate at any time outstanding. Borrower may not request any Advances, and Bank shall have no obligation to make any Advances, within the 30 days prior to the beginning of a Streamline Period or during a Streamline Period. To terminate a Streamline Period, Borrower shall provide Bank at least 30 days prior written notice of the date for such termination (which date shall not be earlier than 30 days after such Streamline Period began) together with such information relating to the Eligible Accounts and other Collateral as Bank may specify.
               (c) Termination; Repayment. Borrower shall pay Bank accrued interest on the Revolving Line beginning on the last day of the calendar month during which the first Advance is made and continuing on the same day of each succeeding month. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable. Borrower may terminate the Revolving Line prior to the Revolving Line Maturity Date, effective five (5) Business Days after written notice of termination is given to Bank, on which date Borrower shall repay the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line. If the Borrower terminates the Revolving Line prior to the Revolving Line Maturity Date, or if Bank terminates the Revolving Line prior to the Revolving Line Maturity Date due to the occurrence and continuance of an Event of Default, or if the Obligations under the Revolving Line otherwise become due and payable as the result of an Event of Default (including, without limitation, becoming due and payable as the result of an Insolvency Proceeding), Borrower shall immediately pay to Bank, in addition to the payment of any other expenses or fees then-owing, a termination fee in an amount equal to 2% of the Maximum Dollar Amount. Without limitation on the fact that such fee shall be due as set forth in the preceding sentence, such fee shall bear interest until paid at a rate equal to the highest rate applicable to the Revolving Line. Notwithstanding any termination of the Revolving Line, Bank’s liens and security interests in the Collateral and all of Bank’s rights and remedies under this Agreement shall continue until Borrower fully satisfies all Obligations.
               (d) Audit Condition Precedent. Bank shall have no obligation to make any Advance until 30 days following the completion of the Initial Audit with results satisfactory to Bank, provided that Bank will allow Borrower to use up to $500,000 of the Revolving Line for Cash Management Services beginning on the Effective Date (and any amounts that Bank pays on behalf of Borrower for Cash Management Services shall be treated as Advances in accordance with Section 2.1.4).
          2.1.2 Term Loan A.
               (a) Availability. Bank shall make a term loan to Borrower in the amount of Term Loan A Commitment Amount (the “Term Loan A”) within five (5) days from the Effective Date subject to the satisfaction of the terms and conditions of this Agreement. No portion of the Term Loan A may be re-borrowed after repayment.
               (b) Repayment. Borrower shall pay Bank accrued interest on the Term Loan A beginning on the first day of the calendar month following the month during which the Term Loan A is made and continuing on the same day of each succeeding month. Borrower shall repay the Term Loan A in 30 equal monthly payments of principal and accrued interest, each in the amount necessary to fully amortize the Term Loan A over such period (such amount to be calculated by Bank), commencing on March 1, 2009 and continuing on the first day of each calendar month thereafter until the Term Loan A Maturity Date on which date the entire unpaid principal balance of the Term Loan A, plus the Final Payment, plus any and all accrued and unpaid interest, and plus all other sums, if any, that shall have become due and payable hereunder with respect to the Term Loan A, shall be paid.
               (c) Permitted Prepayment. At Borrower’s option, so long as an Event of Default has not occurred and is not continuing, Borrower shall have the option to prepay all, but not less than all, of the Term Loan A, provided Borrower (i) provides written notice to Bank of its election to prepay the Term Loan A at least thirty (30) days prior to such prepayment, and (ii) pays, on the date of the prepayment (A) all accrued and unpaid interest with respect to the Term Loan A through the date the prepayment is made; (B) all unpaid principal with respect to the Term Loan A; (C) a fee equal to the Make-Whole Premium; (D) the Final Payment; and (E) all other sums, if any, that shall have become due and payable hereunder with respect to the Term Loan A. Without limitation on the fact that such amounts shall be due on the date of the prepayment, they shall bear interest from the date due until paid at a rate equal to the highest rate applicable to the Term Loan A.
               (d) Fee and Final Payment Due Upon Acceleration. If all or any portion of the Term Loan A has become due and payable according to the terms hereof because of the occurrence and continuance of an Event of Default, Borrower shall pay to Bank on the date that it has become due and payable according to the terms hereof, in addition to any other sums owing, a fee equal to the Make-Whole Premium, plus the Final Payment. Without limitation on the fact that such amounts shall be due as set forth in the preceding sentence, they shall bear interest from the date due until paid at a rate equal to the highest rate applicable to the Term Loan A.
          2.1.3 Term Loan B.
               (a) Availability. Bank shall make two term loans to Borrower in the amounts of $3,000,000 (the “Term Loan B1”) and $2,500,000 (the “Term Loan B2”), respectively, within five (5) days from the Effective Date subject to the satisfaction of the terms and conditions of this Agreement. (Term Loan B1 and Term Loan B2 shall be collectively referred to as the “Term Loan B”.) No portion of the Term Loan B may be re-borrowed after repayment. Borrower shall execute and deliver to Bank promissory notes in the form provided by Bank to further evidence the Term Loan B1 and Term Loan B2 (the “Term Loan B Promissory Notes”). Nothing in Term Loan B Promissory Notes shall be deemed to limit any of the terms or provisions of this Agreement or any of the other Loan Documents, and all of Bank’s rights and remedies hereunder, under Term Loan B Promissory Notes, and under the Loan Documents are cumulative. In case of any conflict between the Term Loan B Promissory Notes and this Agreement, this Agreement shall control.
               (b) Repayment. Borrower shall pay Bank accrued interest on the Term Loan B beginning on the first day of the calendar month following the month during which the Term Loan B is made and continuing on the same day of each succeeding month. On the Term Loan B Maturity Date Borrower shall pay the entire unpaid principal balance of the Term Loan B, plus any and all accrued and unpaid interest, and plus all other sums, if any, that shall have become due and payable hereunder with respect to the Term Loan B. To the extent that Bank applies any payment or other credit to the principal or accrued interest of the Term Loan B, Bank shall make a reasonable effort to allocate such payments and credits to the Term Loan B1 and the Term Loan B2 pro rata according to the amounts outstanding with respect to each, but Bank shall have no liability for failing to do so, and Bank may apply and reverse and reapply such payments and credits in order to do so.
               (c) No Prepayment. Borrower shall have no right to pay, and Bank shall have no obligation to accept for application to the Term Loan B, any payment of or other credit against the principal of the Term Loan B prior to the Term Loan B Maturity Date.
          2.1.4 Cash Management Services Sublimit. Borrower may use up to $1,000,000 of the Revolving Line for Bank’s cash management services which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”). Any amounts Bank pays on behalf of Borrower for any Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.
          2.2 Overadvances. If at any time or for any reason the total of all outstanding Advances (including without limitation any amounts used for Cash Management Services) and all other monetary Obligations relating to the Revolving Line exceeds the lesser of the Maximum Dollar Amount or the amount available under the Borrowing Base, Borrower shall immediately pay the amount of the excess in cash to Bank, without notice or demand. Without limiting Borrower’s obligation to pay such excess, Borrower agrees to pay Bank interest on the outstanding amount of any such excess, on demand, at the Default Rate.
          2.3 Payment of Interest on the Credit Extensions.
               (a) Interest Rate.
                    (i) Advances. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to 2.0 percentage points above the Prime Rate, provided that the interest rate in effect on any day shall not be less than 7.0% per annum, which interest shall be payable monthly.
                    (ii) Term Loan A. Subject to Section 2.3(b), the principal amount outstanding under the Term Loan A shall accrue interest at a per annum rate equal to 10.5%, which interest shall be payable monthly.
                    (iii) Term Loan B. Subject to Section 2.3(b), the principal amount outstanding under the Term Loan B shall accrue interest at a floating per annum rate equal to 2.25 percentage points above the Prime Rate, provided that the interest rate in effect on any day shall not be less than 7.0% per annum, which interest shall be payable monthly.
               (b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points above the rate which is otherwise applicable to the Obligations (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.
               (c) Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.
               (d) 360-Day Year. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

               (e) Debit of Accounts. Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off.
               (g) Payment; Interest Computation; Float Charge. Unless otherwise provided, interest is payable monthly on the last calendar day of each month. In computing interest on the Obligations, all Payments received after 12:00 p.m. Pacific time on any day shall be deemed received on the next Business Day. In addition, so long as any principal or interest with respect to any Credit Extension remains outstanding, Bank shall be entitled to charge Borrower a “float” charge in an amount equal to two (2) Business Days interest, at the interest rate applicable to the Advances, on all Payments received by Bank, unless at the time of receipt a Streamline Period is in effect and no Event of Default has occurred and is continuing. The float charge for each month shall be payable on the last day of the month. Bank shall not, however, be required to credit Borrower’s account for the amount of any item of payment which is unsatisfactory to Bank in its good faith business judgment, and Bank may charge Borrower’s Designated Deposit Account for the amount of any item of payment which is returned to Bank unpaid.
          2.4 Fees. Borrower shall pay to Bank:
               (a) Commitment Fee. Fully earned, non-refundable commitment fees of $50,000 on each of the Effective Date and the first anniversary of the Effective Date; and
               (b) Collateral Monitoring Fee. A collateral monitoring fee of $750 for each month during which both (i) the Streamline Period is not in effect for the entire month and (ii) no Event of Default exists, payable in arrears on the last day of each month (prorated for any partial month at the beginning and upon termination of this Agreement); and
               (c) Unused Revolving Line Facility Fee. A fee, payable quarterly, in arrears, on a calendar year basis, in an amount equal to 0.375% per annum of the average unused portion of the Revolving Line, as determined by Bank. The unused portion of the Revolving Line, for the purposes of this calculation, shall include amounts reserved under the Cash Management Services Sublimit for products provided. Borrower shall not be entitled to any credit, rebate or repayment of any such fee previously earned by Bank pursuant to this Section notwithstanding any termination of this Agreement, or suspension or termination of Bank’s obligation to make loans and advances hereunder, including during any Streamline Period; and
               (d) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses, and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.
          3 CONDITIONS OF LOANS
          3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Borrower shall consent to or have delivered, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:
               (a) duly executed original signatures to the Loan Documents to which it is a party;
               (b) duly executed original signatures to the Warrant;
               (c) its Operating Documents and a good standing certificate of Borrower certified by the Secretary of State of the State of Minnesota as of a date no earlier than thirty (30) days prior to the Effective Date;
               (d) duly executed original signatures to the completed Borrowing Resolutions for Borrower;
               (e) duly executed original signatures to the Limited Guaranties;
               (f) duly executed original signatures to the Standby Purchase Agreement;

               (g) duly executed original signatures to a subordination agreement by Maverick (the “Maverick Subordination Agreement”), in favor of Bank and acceptable to Bank in its sole discretion, and consented to by Borrower, whereby Maverick subordinates the repayment of, and any liens securing, any indebtedness of Borrower that may be purchased pursuant to the Standby Purchase Agreement, and agrees not to exercise any of its rights or remedies in connection therewith for a period of time acceptable to Bank;
               (h) certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;
               (i) the Perfection Certificate(s) executed by Borrower;
               (j) duly executed original signatures to a subordination agreement from each of the Guarantors whom are providing a Limited Guaranty (the “Guarantor Subordination Agreements”), in favor of Bank and acceptable to Bank in its sole discretion, and consented to by Borrower, whereby such Guarantors subordinate any rights of reimbursement, subrogation, indemnity or any other rights against Borrower that arise in connection with any payment or performance by such Guarantors under the Limited Guaranties, and agree not to exercise any rights or remedies in connection therewith for a period of time acceptable to Bank;
               (k) a copy of its Investor’s Rights Agreement and any amendments thereto;
               (l) the insurance policies and/or endorsements required pursuant to Section 6.7 hereof;
               (m) the Initial Projections, which shall be acceptable to Bank in its discretion;
               (n) evidence that Borrower has received the UBS Loan; and
               (o) payment of the fees and Bank Expenses then due as specified in Section 2.4 hereof.
          3.2 Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:
               (a) (i) to obtain an Advance, except as otherwise provided in Section 3.4, timely receipt of an executed Transaction Report, and (ii) to obtain a Term Loan A or Term Loan B, timely receipt of an executed Payment/Advance Form;
               (b) the representations and warranties in Section 5 shall be true in all material respects on the date of the Transaction Report or Payment/Advance Form (as applicable) and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and
               (c) in Bank’s good faith business judgment, there has not been a Material Adverse Change.
          3.3 Covenant to Deliver.
          Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and any such Credit Extension in the absence of a required item shall be made in Bank’s sole discretion.

          3.4 Procedures for Borrowing Advances. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance, Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Pacific time on the Funding Date of the Advance. Together with such notification, Borrower must promptly deliver to Bank by electronic mail or facsimile a completed Transaction Report executed by a Responsible Officer or his or her designee. Bank shall credit Advances to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee.
          4 CREATION OF SECURITY INTEREST
          4.1 Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement). If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.
          If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.
          4.2 Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code. Without limitation on the foregoing, Bank may, in its sole discretion, file more than one financing statement in any jurisdiction in order to facilitate the operation of the Standby Purchase Agreement.
          5 REPRESENTATIONS AND WARRANTIES
               Borrower represents, warrants and agrees as follows:
          5.1 Due Organization and Authorization. Borrower is duly existing and in good standing in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Change. In connection with this Agreement, Borrower has delivered to Bank a completed certificate signed by Borrower entitled “Perfection Certificate”. Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.

          The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect or (v) constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.
          5.2 Collateral. Borrower has good title to the Collateral, free of Liens except Permitted Liens. Borrower has no deposit account other than the deposit accounts with Bank and deposit accounts described in the Perfection Certificate delivered to Bank in connection herewith or of which Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein, pursuant to documentation reasonably acceptable to Bank. The Accounts are bona fide, existing obligations of the Account Debtors.
          The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2. In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee, then Borrower will first receive the written consent of Bank and such bailee must execute and deliver a bailee agreement in form and substance satisfactory to Bank in its sole discretion.
          All Inventory is in all material respects of good and marketable quality, free from material defects.
          Borrower has not granted any Liens against or licenses to its intellectual property, except for non-exclusive licenses granted to its customers in the ordinary course of business. Each patent is valid and enforceable, and no part of the intellectual property has been judged invalid or unenforceable, in whole or in part, and to the best of Borrower’s knowledge, no claim has been made that any part of the intellectual property violates the rights of any third party except to the extent such claim could not reasonably be expected to have a material adverse effect on Borrower’s business. Except as noted on the Perfection Certificate, Borrower is not a party to, nor is bound by, any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Bank’s right to sell any Collateral. Borrower shall provide written notice to Bank within ten (10) days of entering or becoming bound by any such license or agreement (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (x) all such licenses or agreements to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement, whether now existing or entered into in the future, and (y) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.
          5.3 Accounts Receivable.
               (a) For each Account with respect to which Advances are requested, on the date each Advance is requested and made, such Account shall be an Eligible Account.
               (b) All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has and will have no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are shown as Eligible Accounts in any Transaction Report. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts are and will be genuine, and all such documents, instruments and agreements are and will be legally enforceable in accordance with their terms.

          5.4 Litigation. There are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than $250,000, except as disclosed in the Perfection Certificate.
          5.5 No Material Deviation in Financial Statements. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.
          5.6 Solvency. Borrower is able to pay its debts (including trade debts) as they mature.
          5.7 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted.
          5.8 Subsidiaries; Investments. Other than as disclosed in the Perfection Certificate, Borrower does not have any Subsidiaries, other than Subsidiaries organized with the prior written consent of Bank, and does not own any stock, partnership interest or other equity securities in any other Person, except for Permitted Investments.
          5.9 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
          5.10 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital, and to fund its general business requirements and not for personal, family, household or agricultural purposes.
          5.11 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

          5.12 UBS Loan. On August 21, 2008, Borrower received net proceeds of $11,000,000 from a loan by UBS Bank USA to Borrower, and as of the Effective Date, including such loan Borrower has loans outstanding from UBS Bank USA in the aggregate of $22,880,599, including principal and accrued interest, and Borrower can borrow additional amounts from UBS Bank USA that would allow such aggregate amount of loans outstanding to increase to $23,000,000 of principal and accrued interest (collectively, the “UBS Loans”). Borrower has provided Bank copies of all of the agreements, instruments and documents relating to the UBS Loans (the “UBS Loan Documents”). The UBS Loans are secured only by the Auction Rate Securities (UBS), and the UBS Loan Documents do not require Borrower to provide or contemplate Borrower providing any additional collateral or proceeds from any other Borrower assets, except that the UBS Loan Documents require Borrower to repay the UBS Loans in the event that Borrower receives net proceeds exceeding $50,000,000 from an initial public offering of Borrower’s stock.
          6 AFFIRMATIVE COVENANTS
          Borrower shall do all of the following:
          6.1 Government Compliance. Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to cause a Material Adverse Change. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could reasonably be expected to cause a Material Adverse Change.
          6.2 Financial Statements, Reports, Certificates.
               (a) Borrower shall provide Bank with the following:
(i)	a Transaction Report (and any schedules related thereto) (y) weekly and at the time of each request for an Advance if a Streamline Period is not in effect or an Event of Default has occurred and is continuing, and (z) within thirty (30) days after the end of each month if a Streamline Period is in effect and no Event of Default has occurred and is continuing;

(ii)	within thirty (30) days after the end of each month,
(A)	monthly accounts receivable agings, aged by invoice date,

(B)	monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any,

(C)	monthly reconciliations of accounts receivable agings (aged by invoice date), transaction reports, and general ledger, and

(D)	a Deferred Revenue report providing such information concerning Deferred Revenue as Bank shall reasonably request;
(iii)	as soon as available, and in any event within thirty (30) days after the end of each month, monthly unaudited financial statements;

(iv)	within thirty (30) days after the end of each month a monthly Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks;

(v)	[Reserved];

(vi)	within thirty (30) days after the end of each fiscal year of Borrower, (A) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower, and (B) annual financial projections for the following fiscal year (on a quarterly basis), as approved by Borrower’s board of directors, together with any related business forecasts used in the preparation of such annual financial projections; and

(vii)	as soon as available, and in any event within 120 days following the end of Borrower’s fiscal year, annual financial statements certified by, and with an unqualified opinion of, independent certified public accountants acceptable to Bank.
               (b) At all times that Borrower is subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, within five (5) days after filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission or a link thereto on Borrower’s or another website on the Internet.
               (c) Prompt written notice of (i) any material change in the composition of the intellectual property, (ii) the registration of any copyright, including any subsequent ownership right of Borrower in or to any copyright, patent or trademark not previously disclosed to Bank in writing, or (iii) Borrower’s knowledge of an event that materially adversely affects the value of the intellectual property.
          6.3 Accounts Receivable.
               (a) Schedules and Documents Relating to Accounts. Borrower shall deliver to Bank transaction reports and schedules of collections, as provided in Section 6.2, on Bank’s standard forms; provided, however, that Borrower’s failure to execute and deliver the same shall not affect or limit Bank’s Lien and other rights in all of Borrower’s Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s Lien and other rights therein. If requested by Bank, Borrower shall furnish Bank with copies (or, at Bank’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts. In addition, Borrower shall deliver to Bank, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary endorsements, and copies of all credit memos.
               (b) Disputes. Borrower shall promptly notify Bank of all disputes or claims relating to Accounts. Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to Bank in the regular reports provided to Bank; and (ii) no Default or Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, no Credit Extension(s) shall exceed any limit thereon contained herein.
               (c) Collection of Accounts. Until payment in full in cash of all Advances and all other Obligations relating to the Revolving Line (other than inchoate indemnity obligations) and Bank’s obligations to make Advances and any other Credit Extensions relating to the Revolving Line have terminated (provided that Borrower’s obligation under this sentence shall not end at a time when any Event of Default exists), Borrower shall be a party to a three party agreement (the “Lockbox Agreement”) with Bank and a lockbox provider (the “Lockbox Provider”). The Lockbox Agreement and Lockbox Provider shall be acceptable to Bank. Borrower shall use the lockbox address as the payment address on all invoices issued by Borrower and shall direct all its Account Debtors to remit their payments to the lockbox address. The Lockbox Agreement shall provide that the Lockbox Provider shall remit all collections received in the lockbox to Bank. Upon Bank’s receipt of such collections, Bank shall apply the same as follows:
(i)	If a Streamline Period is in effect, Bank shall deposit such proceeds into the operating account of Borrower at Bank that is designated by Borrower; and

(ii)	If a Streamline Period is not in effect, Bank shall apply such proceeds to the outstanding Advances, and if all outstanding Advances have been paid in full, Bank shall deposit the remainder into the operating account of Borrower at Bank that is designated by Borrower; and

(iii)	If a Default or Event of Default has occurred and is continuing, without limiting Bank’s other rights and remedies, Bank shall have the right to apply such proceeds to the outstanding Obligations in such order as it shall determine in its discretion.
It is understood and agreed by Borrower that this Section does not impose any affirmative duty on Bank to do any act other than to turn over such amounts. Without limitation on the foregoing, whether or not an Event of Default has occurred and is continuing, Borrower shall hold all payments on, and proceeds of, Accounts that Borrower receives, in trust for Bank, and Borrower shall immediately deliver all such payments and proceeds to Bank in their original form, duly endorsed, to be applied to the Obligations pursuant to the terms of Section 9.4 hereof.
               (d) Returns. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, Borrower shall promptly (i) determine the reason for such return, (ii) issue a credit memorandum to the Account Debtor in the appropriate amount, and (iii) provide a copy of such credit memorandum to Bank, upon request from Bank. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall hold the returned Inventory in trust for Bank, and immediately notify Bank of the return of the Inventory.
               (e) Verification. Bank may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrower or Bank or such other name as Bank may choose.
               (f) No Liability. Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.
          6.4 Remittance of Proceeds. Except as otherwise provided in Section 6.3(c), deliver, in kind, all proceeds arising from the disposition of any Collateral to Bank in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations pursuant to the terms of Section 9.4 hereof; provided that, if no Default or Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Bank the proceeds of (a) the sale of worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of $25,000 or less (for all such transactions in any fiscal year), or (b) the disposition of marketable securities that are held with or managed by Bank or Bank’s Affiliates, provided that if such proceeds are to be moved from the account in which the marketable securities were held immediately prior to such disposition, they are only moved to an operating account of Borrower with Bank for use thereafter in the ordinary course of Borrower’s business. Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Bank. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.
          6.5 Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports, and timely pay, and require each of its Subsidiaries to timely file, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.
          6.6 Access to Collateral; Books and Records. At reasonable times, on five (5) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books. (Without limiting the foregoing, the parties acknowledge and agree that Borrower shall allow the Initial Audit to be conducted within 90 days after the Effective Date.) The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be $750 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to reschedules the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Borrower shall pay Bank a fee of $1,000 plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.
          6.7 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as an additional lender loss payee and waive subrogation against Bank, and all liability policies shall show, or have endorsements showing, Bank as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer must give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy. At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to $50,000, in the aggregate, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Bank deems prudent.
          6.8 Operating Accounts.
               (a) Maintain all of its and all of its Subsidiaries’ operating and other deposit accounts, securities accounts, and any other accounts at which Borrower or its Subsidiaries maintain funds or investments (including without limitation any Collateral Accounts, but excluding the Auction Rate Securities (UBS)) with Bank and Bank’s Affiliates.
               (b) Without limitation on subsection “a” above, (i) provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates, and (ii) for each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder. The provisions of “ii” of the previous sentence shall not apply to (y) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such, or (z) the Auction Rate Securities (UBS).
               (c) Notwithstanding anything to the contrary in this Section 6.8, Borrower shall have until 30 days following the Effective Date to close its account at Wells Fargo Bank, and during such period Borrower shall not be required to provide a Control Agreement with respect to such account.
          6.9 Financial Covenants. Borrower shall maintain at all times, to be tested as of the last day of each month, unless otherwise noted, on a consolidated basis:
               (a) Liquidity Ratio. A Liquidity Ratio of greater than 1.25 to 1.00, to be tested as of the last day of each month during which any Advances were outstanding. In addition, if, at the time an Advance is requested by the Borrower, the Liquidity Ratio has not been tested with respect to the monthly financial statements of Borrower most recently received by Bank, then the Liquidity Ratio shall be tested with respect to such financial statements prior to the Advance being made.
               (b) Performance to Plan. As of the last day of each month, Borrower’s net revenue for such month shall be equal to at least 70% of Borrower’s projected revenue for such month as outlined in the Initial Projections.

          6.10 Intellectual Property Rights. Borrower shall: (a) protect, defend and maintain the validity and enforceability of its intellectual property; (b) promptly advise Bank in writing of material infringements of its intellectual property; and (c) not allow any intellectual property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent. If Borrower (i) obtains any patent, registered trademark or servicemark, registered copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any patent or the registration of any trademark, servicemark or copyright, then Borrower shall immediately provide written notice thereof to Bank. Borrower shall promptly provide to Bank copies of all applications that it files for patents or for the registration of trademarks, servicemarks, copyrights or mask works.
          6.11 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.
          6.12 Further Assurances. Borrower shall execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.
          7 NEGATIVE COVENANTS
          Borrower shall not do any of the following without Bank’s prior written consent:
          7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for (a) Transfers of Inventory in the ordinary course of business; (b) Transfers of worn-out or obsolete Equipment; and (c) Transfers consisting of Permitted Liens and Permitted Investments; and (d) Transfers of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business.
          7.2 Changes in Business, Management, Ownership, or Business Locations.
               (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto;
               (b) liquidate or dissolve; or
               (c) permit a change in the record or beneficial ownership of an aggregate of more than 20% of the outstanding shares of stock of Borrower, in one or more transactions, compared to the ownership of outstanding shares of stock of Borrower in effect on the date hereof (other than by the sale of Borrower’s equity securities in a public offering or to private equity investors so long as Borrower identifies to Bank the private equity investors prior to the closing of the transaction); or
               (d) without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain assets and property of Borrower with an aggregate value of less than $10,000), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change its organizational number (if any) assigned by its jurisdiction of organization.
          7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except that a Subsidiary of Borrower may merge or consolidate into another Subsidiary of Borrower or into Borrower.
          7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

          7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property or assets, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s intellectual property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Lien” herein.
          7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.8 hereof.
          7.7 Investments; Distributions. (a) Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock, (iii) Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as no Default or Event of Default has occurred at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed an aggregate of $50,000 in any fiscal year, and (iv) upon the exercise of non-qualified stock option grants to purchase Borrower stock by an option holder who is, or upon the vesting of restricted stock grants for Borrower stock to, an employee, member of the Board of Directors or consultant of Borrower, Borrower may issue shares pursuant to such exercise or vesting on a net issuance basis and pay the applicable withholding taxes to taxing authorities on behalf of such employee, member of the Board of Directors or consultant of Borrower receiving such shares.
          7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.
          7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or the amount of any permitted payments thereunder or adversely affect the subordination thereof to Obligations owed to Bank.
          7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
          7.11 UBS Loans. Borrower shall not make any payments of principal with respect to the UBS Loans other than payments from proceeds from the sale of Auction Rate Securities (UBS) and except that the Borrower may repay the UBS Loans in the event Borrower receives net proceeds exceeding $50,000,000 from an initial public offering of Borrower’s stock. The Borrower shall not provide any collateral or other security for the UBS Loans other than the Auction Rate Securities (UBS). Neither the UBS Loans nor the UBS Loan Documents shall be amended to increase the rate of interest or any fees, costs or expenses, or to accelerate the payment of the principal or interest or any other amount with respect to the UBS Loans or the UBS Loan Documents.

          8 EVENTS OF DEFAULT
          Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
          8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable. During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);
          8.2 Covenant Default.
               (a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.3, 6.4, 6.5, 6.6, 6.7, 6.8, or 6.9, or violates any covenant in Section 7; or
               (b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;
          8.3 Material Adverse Change. A Material Adverse Change occurs;
          8.4 Attachment; Levy; Restraint on Business. (a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under control of Borrower (including a Subsidiary) on deposit with Bank or any Bank Affiliate, or (ii) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; and (b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any part of its business;
          8.5 Insolvency. (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);
          8.6 Other Agreements. There is a default in any agreement to which Borrower or any Guarantor is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of $200,000 or that could result in a Material Adverse Change with respect to Borrower’s or any Guarantor; provided, however, that the Event of Default under this Section 8.6 caused by the occurrence of a default under such other agreement shall be cured or waived for purposes of this Agreement upon Bank receiving written notice from the party asserting such default of such cure or waiver of the default under such other agreement, if at the time of such cure or waiver under such other agreement (a) Bank has not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto; (b) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document; and (c) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith judgment of Bank be materially less advantageous to Borrower or any Guarantor;
          8.7 Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of $100,000 or more (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and shall remain unsatisfied, unvacated, or unstayed for a period of ten (10) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction, vacation, or stay of such judgment, order, or decree);

          8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;
          8.9 Subordinated Debt. A default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with Bank, or any creditor that has signed such an agreement with Bank breaches any terms of such agreement; or
          8.10 Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7, or 8.8. occurs with respect to any Guarantor, or (d) the death, liquidation, winding up, or termination of existence of any Guarantor; or (e) (i) a material impairment in the perfection or priority of Bank’s Lien in any collateral provided by Guarantor or in the value of such collateral or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor.
          8.11 Standby Purchase Agreement. (a) the Standby Purchase Agreement terminates or ceases for any reason to be in full force and effect except in accordance with its terms; (b) Maverick does not perform any obligation or covenant under the Standby Purchase Agreement; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7, or 8.8. occurs with respect to Maverick, or (d) the liquidation, winding up, or termination of existence of Maverick; or (e) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to Maverick.
          8.12 UBS Loan. A default or breach occurs with respect to the UBS Loans or the UBS Loan Documents.
          9 BANK’S RIGHTS AND REMEDIES
          9.1 Rights and Remedies. If an Event of Default has occurred and is continuing, Bank may, without notice or demand, do any or all of the following:
               (a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);
               (b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;
               (c) [Reserved];
               (d) terminate any foreign exchange contracts among Borrower and Bank;
               (e) demand payment of, and collect any Accounts and General Intangibles comprising Collateral, settle or adjust disputes and claims directly with Account Debtors for amounts, on terms, and in any order that Bank considers advisable, notify any Account Debtor or other Person owing Borrower money of Bank’s security interest in such funds, verify the amount of the same and collect the same;
               (f) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;
               (g) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

               (h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;
               (i) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;
               (j) demand and receive possession of Borrower’s Books; and
               (k) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).
          9.2 Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under any of Borrower’s insurance policies that relate to any of the Collateral; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.
          9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.
          9.4 Application of Payments and Proceeds. Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement. If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. If with respect to any payment or other credit Bank has the right under this Agreement or the other Loan Documents to determine the application of such payment or credit, then Bank may apply and reverse and reapply such payment or credit to the Obligations in such manner as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

          9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.
          9.6 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.
          9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.
          10 NOTICES
          All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission (provided that if transmission occurs after normal business hours during a day, then upon the next Business Day); (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Cardiovascular Systems, Inc.
651 Campus Drive
Saint Paul, MN 55112
Attn: Larry Betterley
Fax: (651) 259-1696
Email: LBetterley@csi360.com

If to Bank:	Silicon Valley Bank
301 Carlson Parkway, Suite 255
Minnetonka, MN 55305
Attn: Ben Johnson
Fax: (952) 475-8471
Email: BJohnson@svb.com
          11 CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE.
          California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.
          12 GENERAL PROVISIONS
          12.1 [Reserved].
          12.2 Successors and Assigns.
               (a) This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.
               (b) Without limitation upon the terms of subsection “a” above, Borrower acknowledges that it has reviewed the Standby Purchase Agreement and consents to the terms thereof and transactions contemplated thereby (without implying any right of Borrower to consent to any future amendments or waivers with respect thereto). Without limiting the generality of any other provision of this Agreement, Borrower agrees that Bank may in its sole discretion, but without any obligation to do so, file more than one UCC financing statement for purposes of perfecting Bank’s security interest in the Collateral and, if Bank does so, at Bank’s option in its sole discretion (a) Bank may assign of record one of such financing statements to Maverick as part of the closing of the purchase of the Term Loan B2 by Maverick pursuant to the Standby Purchase Agreement, and (b) Bank is authorized to amend such assigned UCC financing statement to reference the existence of the Maverick Subordination Agreement.

          12.3 Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by such Indemnified Person from, following, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.
          12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.
          12.5 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
          12.6 [Reserved].
          12.7 Amendments in Writing; Integration. All amendments to this Agreement must be in writing and signed by both Bank and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.
          12.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.
          12.9 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.3 to indemnify Bank shall survive until the statute of limitations with respect to all claims and causes of action with respect to which indemnity is given to Bank shall have run. The provisions of Section 12.10 shall survive termination of this Agreement.
          12.10 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.
          Bank may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis, so long as Bank does not disclose Borrower’s identity or the identity of any person associated with Borrower unless otherwise expressly permitted by this Agreement. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.
          12.11 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.
          13 DEFINITIONS
          13.1 Definitions. As used in this Agreement, the following terms have the following meanings:

          “Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.
          “Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.
          “Advance” or “Advances” means an advance (or advances) under the Revolving Line.
          “Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.
          “Agreement” is defined in the preamble hereof.
          “Auction Rate Securities” shall have the meaning commonly attributed thereto but shall include without limitation any bonds sold by U.S. states, cities, and public authorities, funds, corporations or student loan agencies with a long-term nominal maturity for which the interest rate is reset through a dutch auction.
          “Auction Rate Securities (UBS)” means the Auction Rate Securities owned by Borrower and held with UBS Financial Services Inc. or its Affiliates and serving as collateral for the UBS Loans.
          “Availability Amount” is (a) the lesser of (i) the Maximum Dollar Amount or (ii) the amount available under the Borrowing Base, minus (b) the outstanding principal balance of any Advances, and minus (c) any amounts used for Cash Management Services.
          “Bank” is defined in the preamble hereof.
          “Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, amending, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.
          “Borrower” is defined in the preamble hereof.
          “Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
          “Borrowing Base” is 80% of Eligible Accounts, as determined by Bank from Borrower’s most recent Transaction Report; provided, however, that Bank may decrease the foregoing percentage in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank (after taking into account any Reserves that Bank may have established as a consequence of such events, conditions, contingencies, or risks), may adversely affect Collateral.
          “Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary or assistant secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that such certificate contains a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.
          “Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

          “Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition. For purposes of clarity, and without limitation, it is agreed that that “Cash Equivalents” do not include any Auction Rate Securities.
          “Cash Management Services” is defined in Section 2.1.4.
          “Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.
          “Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.
          “Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.
          “Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.
          “Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.
          “Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.
          “Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.
          “Credit Extension” is any Advance, amount utilized for Cash Management Services, Term Loan A, Term Loan B, or any other extension of credit by Bank for Borrower’s benefit.
          “Default” means any event which with notice or passage of time or both, would constitute an Event of Default.
          “Default Rate” is defined in Section 2.3(b).
          “Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

          “Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.
          “Designated Deposit Account” is Borrower’s deposit account, account number 3300613328, maintained with Bank.
          “Dollars,” “dollars” and “$” each mean lawful money of the United States.
          “Easton Hunt Capital” means Easton Hunt Capital Partners, L.P., a Delaware limited partnership.
          “Effective Date” is the date Bank executes this Agreement and as indicated on the signature page hereof.
          “Eligible Accounts” means Accounts which arise in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3. Bank reserves the right at any time and from time to time after the Effective Date, to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment. Unless Bank agrees otherwise in writing, Eligible Accounts shall not include:
          (a) Accounts that the Account Debtor has not paid within ninety (90) days of invoice date regardless of invoice payment period terms;
          (b) Accounts owing from an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date;
          (c) Accounts owing from an Account Debtor which does not have its principal place of business in the United States or Canada;
          (d) Accounts billed or payable outside of the United States;
          (e) Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by Borrower in the ordinary course of its business;
          (f) Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;
          (g) Accounts with credit balances over ninety (90) days from invoice date, to the extent of such credit balances;
          (h) Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed twenty-five percent (25%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing;
          (i) Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof, unless both (i) the Account has been pre-approved by Bank in writing, and (ii) Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;
          (j) Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;
          (k) Accounts owing from an Account Debtor that has not been invoiced or where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);
          (l) Accounts subject to contractual arrangements between Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements where the Account Debtor has a right of offset for damages suffered as a result of Borrower’s failure to perform in accordance with the contract (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);
          (m) Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);
          (n) Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;
          (o) Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, Borrower, and the Account Debtor have entered into an agreement acceptable to Bank in its sole discretion wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower (sometimes called “bill and hold” accounts);
          (p) Accounts owing from an Account Debtor with respect to which Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue);
          (q) Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s business;
          (r) Accounts for which Borrower has permitted Account Debtor’s payment to extend beyond 90 days;
          (s) Accounts subject to chargebacks or others payment deductions taken by an Account Debtor (but only to the extent the chargeback is determined invalid and subsequently collected by Borrower);
          (t) Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business; and
          (u) Accounts for which Bank in its good faith business judgment determines collection to be doubtful.
          “Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
          “ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.
          “Event of Default” is defined in Section 8.
          “Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due with respect to the Term Loan A on the earlier to occur of (a) the Term Loan A Maturity Date, (b) the acceleration of the Term Loan A, or (c) the prepayment of the Term Loan A, equal to the Term Loan A Commitment Amount multiplied by the Final Payment Percentage.
          “Final Payment Percentage” is three percent (3.0%)
          “Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.
          “GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

          “General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
          “Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
          “Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.
          “Guarantor” is any present or future guarantor of any of the Obligations, including without limitation Glen D. Nelson, M.D. and Easton Hunt Capital.
          “Guarantor Subordination Agreements” is defined in Section 3.1.
          “Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.
          “Indemnified Person” is defined in Section 12.3.
          “Initial Audit” is Lender’s inspection of Borrower’s Accounts, the Collateral, and Borrower’s Books.
          “Initial Projections” are annual projections (including income statements, balance sheets and cash flow statements, by month) for the 2008 through 2010 fiscal years of Borrower, as reviewed by Borrower’s board of directors, together with any related business forecasts used in the preparation of such annual financial projections.
          “Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
          “Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
          “Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.
          “Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.
          “Limited Guaranties” are, collectively, the guaranties of the Obligations executed by Glen D. Nelson, M.D. and Easton Hunt Capital, in the amounts of $1,000,000 and $2,000,000, respectively (plus interest and costs), in form acceptable to Bank in its sole discretion.

          “Liquidity Ratio” is the ratio of (a) Borrower’s unrestricted cash and Cash Equivalents held with Bank and Bank’s Affiliates plus Borrower’s Eligible Accounts, divided by (b) the sum of Borrower’s outstanding monetary Obligations, plus any amounts used for Cash Management Services, plus all other indebtedness for borrowed money (other than the UBS Loans) or the deferred price of property or services (other than unsecured indebtedness to trade creditors incurred in the ordinary course of business).
          “Loan Documents” are, collectively, this Agreement, the Term Loan B Promissory Notes, the Warrant, the Perfection Certificate, the Standby Purchase Agreement, the Maverick Subordination Agreement, the Limited Guaranties, the Guarantor Subordination Agreements, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower or any Guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.
          “Lockbox Agreement” is defined in Section 6.3(c).
          “Lockbox Provider” is defined in Section 6.3(c).
          “Make-Whole Event Date” shall mean (a) in the case of a prepayment pursuant to Section 2.1.2(c) hereof, the date of such prepayment, and (b) in the case of all or a portion of the Term Loan A becoming due and payable according to the terms hereof because of the occurrence and continuance of an Event of Default, the date such amount of the Term Loan A has become due and payable according to the terms hereof.
          “Make-Whole Premium” is an amount equal to 6% of the Term Loan A Commitment Amount if the Make-Whole Event Date occurs on or before the first anniversary of the Effective Date; 3% of the Term Loan A Commitment Amount if the Make-Whole Event Date occurs after the first anniversary of the Effective Date but on or before the second anniversary of the Effective Date; 1% of Term Loan A Commitment Amount if the Make-Whole Event Date occurs after the second anniversary of the Effective Date but before the Term Loan A Maturity Date.
          “Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations or (d) Bank determines, based upon information available to it and in its reasonable judgment, that there is a reasonable likelihood that Borrower shall fail to comply with one or more of the financial covenants in Section 6.9 during the next succeeding financial reporting period.
          “Maverick” shall mean, jointly and severally, Maverick Fund, L.D.C., a Cayman Islands exempted limited duration company, Maverick Fund USA, Ltd., a Texas limited partnership, and Maverick Fund II, Ltd., a Cayman Islands exempted limited duration company.
          “Maverick Subordination Agreement” is defined in Section 3.1.
          “Maximum Dollar Amount” is $5,000,000.
          “Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrower’s duties under the Loan Documents.
          “Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

          “Payment” means all checks, wire transfers and other items of payment received by Bank (including proceeds of Accounts and payment of the Obligations in full) for credit to Borrower or its Obligations.
          “Payment/Advance Form” is that certain form attached hereto as Exhibit C.
          “Perfection Certificate” is defined in Section 5.1.
          “Permitted Indebtedness” is:
          (a) Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;
          (b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;
          (c) Subordinated Debt;
          (d) the UBS Loans;
          (e) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;
          (f) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;
          (g) Indebtedness secured by Permitted Liens described in subparts b-f of the definition of Permitted Liens;
          (h) other Indebtedness not exceeding $50,000 in the aggregate outstanding at any time; and
          (i) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (e) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.
          “Permitted Investments” are:
          (a) Investments shown on the Perfection Certificate and existing on the Effective Date;
          (b) Cash Equivalents;
          (c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;
          (d) Investments consisting of deposit accounts in which Bank has a perfected security interest;
          (e) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors, not exceeding $100,000 in the aggregate for the foregoing “i” and “ii” outstanding at any time;
          (f) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;
          (g) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions to, customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph shall not apply to Investments of Borrower in any Subsidiary;
          (h) other Investments not exceeding $50,000 in the aggregate outstanding at any time.

          “Permitted Liens” are:
          (a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;
          (b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;
          (c) purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than $100,000 in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;
          (d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, and which have no priority over Bank’s security interest, are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
          (e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA), provided, they have no priority over any of Bank’s Liens;
          (f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;
          (g) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest;
          (h) non-exclusive license of intellectual property granted to third parties in the ordinary course of business;
          (i) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 or 8.7;
          (j) Liens in favor of UBS Bank USA against the Auction Rate Securities (UBS) securing the UBS Loans.
          “Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
          “Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.
          “Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.
          “Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          “Reserves” means, as of any date of determination, such amounts as Bank may from time to time establish and revise in its good faith business judgment, reducing the amount of Advances and other financial accommodations which would otherwise be available to Borrower (a) to reflect events, conditions, contingencies or risks which, as determined by Bank in its good faith business judgment, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of Borrower or any Guarantor, or (iii) the security interests and other rights of Bank in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Bank’s good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Guarantor to Bank is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Bank determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.
          “Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.
          “Revolving Line” is an Advance or Advances in an aggregate amount of up to the Maximum Dollar Amount outstanding at any time.
          “Revolving Line Maturity Date” is September 11, 2010.
          “Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.
          “Standby Purchase Agreement” means the loan purchase agreement by Maverick, in favor of Bank, whereby Maverick agrees to purchase the Term Loan B2 upon the occurrence of certain events, in form acceptable to Bank in its sole discretion.
          “Streamline Period” is defined in Section 2.1.1(b).
          “Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank in its sole discretion.
          “Subsidiary” means, with respect to any Person, any Person of which more than 50.0% of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled directly or indirectly by such Person or one or more of Affiliates of such Person.
          “Term Loan A” is defined in Section 2.1.2(a).
          “Term Loan A Commitment Amount” is $3,000,000.
          “Term Loan A Maturity Date” is August 1, 2011.
          “Term Loan B” is defined in Section 2.1.3(a).
          “Term Loan B1” is defined in Section 2.1.3(a).
          “Term Loan B2” is defined in Section 2.1.3(a).
          “Term Loan B Maturity Date” is September 11, 2009.
          “Term Loan B Promissory Notes” is defined in Section 2.1.3(a).
          “Transaction Report” is that certain report of transactions and schedule of collections in the form attached hereto as Exhibit D.

          “Transfer” is defined in Section 7.1.
          “UBS Loan” is defined in Section 5.12.
          “UBS Loan Documents” is defined in Section 5.12.
          “Warrant” is that certain Warrant to Purchase Stock of substantially even date executed by Borrower in favor of Bank.
[Signature page follows.]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

CARDIOVASCULAR SYSTEMS, INC.

By Name:	/s/ Laurence L. Betterley Laurence L. Betterley
Title:	CFO

BANK:

SILICON VALLEY BANK

By Name:	/s/ Benjaman Johnson Benjaman Johnson
Title:	Deal Team Leader
Effective Date: September 12, 2008
[Signature page to Loan and Security Agreement]

EXHIBIT A
COLLATERAL
The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:
          All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and
          All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.
          Notwithstanding the foregoing, the Collateral does not include any of the following, whether now owned or hereafter acquired: (1) any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing; provided, however, the Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing, or (2) Auction Rate Securities (UBS).
          Pursuant to the terms of a certain negative pledge arrangement with Collateral Agent and Lenders, Borrower has agreed not to encumber any of its (1) Auction Rate Securities (UBS), except in favor of UBS Bank USA or its Affiliates to secure the UBS Loans, or (2) copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing, without Collateral Agent’s prior written consent.

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